Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sunshine Heart, Inc. Second Amended and Restated 2011 Equity Incentive Plan, the Sunshine Heart, Inc. 2013 Non-Employee Directors’ Equity Incentive Plan, and the Sunshine Heart, Inc. New-Hire Equity Incentive Plan, as amended, of our report dated March 15, 2016, with respect to the consolidated financial statements of Sunshine Heart, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota

March 15, 2016